EXHIBIT 2.1
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                           PURCHASE AND SALE AGREEMENT


                                     between

                            CAS MEDICAL SYSTEMS, INC.

                                    as Seller



                                       and

                           DAVIS MARCUS PARTNERS, INC.

                                    as Buyer



                              Dated: June 18, 2007



                                    Premises:
                    44 East Industrial Road (a/k/a Lot 17-2)
                              Branford, Connecticut




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                                TABLE OF CONTENTS


ARTICLE AND SECTION                                                         PAGE

ARTICLE I     Description of Premises..........................................1
     Section 1.1    Description of Premises....................................1
     Section 1.2    New Lease..................................................1
ARTICLE II    Purchase Price and Escrow of Deposit.............................2
     Section 2.1    Purchase Price.............................................2
     Section 2.2    Acceptable Funds...........................................2
     Section 2.3    Escrow of Deposit..........................................2
ARTICLE III   Due Diligence Period.............................................3
     Section 3.1    Buyer's Investigation......................................3
     Section 3.2    Confidentiality............................................4
ARTICLE IV    Environmental....................................................4
     Section 4.1    Environmental Release and Indemnifications.................4
     Section 4.2    Hazardous Substances.......................................4
ARTICLE V     Closing..........................................................5
     Section 5.1    Date, Place and Time of Closing............................5
ARTICLE VI    Condition of Title...............................................5
     Section 6.1    Marketable Title...........................................5
     Section 6.2    Title Review...............................................5
ARTICLE VII   Representations and Warranties...................................6
     Section 7.1    Execution and Delivery.....................................6
     Section 7.2    Seller's Representations...................................6
     Section 7.3    Knowledge..................................................9
     Section 7.4    Premises Conveyed "AS IS"..................................9
     Section 7.5    Buyer's Representations and Warranties....................10
     Section 7.6    Knowledge.................................................10
ARTICLE VIII  Conditions of Closing...........................................10
     Section 8.1    Buyer's Conditions........................................10
     Section 8.2    Knowledge of Buyer........................................11
     Section 8.3    Seller's Conditions.......................................11
     Section 8.4    Knowledge of Seller.......................................12
ARTICLE IX    Operations Prior to the Closing.................................12
     Section 9.1    Access by Buyer...........................................12
     Section 9.2    Operation of the Premises.................................13
ARTICLE X     Items to be Delivered at Closing................................13
     Section 10.1   Seller's Items............................................13
     Section 10.2   Buyer's Items.............................................14
ARTICLE XI    Taxes; Apportionments...........................................15
     Section 11.1   Real Estate Taxes and Assessments.........................15
     Section 11.2   Conveyance Taxes; Closing Costs...........................16
ARTICLE XII   Brokerage.......................................................16
     Section 12.1   Identity and Indemnification..............................16
ARTICLE XIII  Eminent Domain..................................................16

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     Section 13.1   Buyer's Options...........................................16
ARTICLE XIV   Casualty........................................................16
     Section 14.1   Immaterial Damage.........................................16
     Section 14.2   Material Damage...........................................17
     Section 14.3   Definitions of Material and Immaterial....................17
     Section 14.4   Maintenance of Insurance..................................17
ARTICLE XV    Default.........................................................17
     Section 15.1   Seller's Remedy...........................................17
     Section 15.2   Return of the Deposit.....................................17
ARTICLE XVI   Assignability...................................................18
     Section 16.1   Assignment and Assumption.................................18
ARTICLE XVII  Notices.........................................................18
     Section 17.1   Methods and Delivery......................................18
ARTICLE XVIII Survival and Delivery of Deed...................................19
     Section 18.1   Survival..................................................19
     Section 18.2   Delivery of Deed..........................................19
     Section 18.3   Like-Kind Exchange........................................19
ARTICLE XIX   Miscellaneous...................................................19
     Section 19.1   Captions..................................................19
     Section 19.2   Successors and Assigns....................................19
     Section 19.3   Entire Agreement; Governing Law; Counterparts; No Waiver..20
     Section 19.4   Further Assurances........................................20
     Section 19.5   Binding Effect............................................20
     Section 19.6   Construction..............................................20
     Section 19.7   Counsel Fees and Damage...................................20
     Section 19.8   Saturdays, Sundays, Legal Holidays........................20

Exhibits
A - Legal Description of Land
B - Fixtures Not Included in Sale
C - Form of Lease
D - Form of Estoppel
E - Due Diligence Demand Letter
F - Permitted Exceptions
G - Seller's Environmental Reports
H - Financial Information

[exhibits omitted in accordance with Regulation S-K and will be provided to the Commission upon request]



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                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") dated June 18, 2007 (the "EFFECTIVE DATE"), is made by and between CAS MEDICAL SYSTEMS, INC. ("SELLER"), a Delaware corporation with an office at 44 East Industrial Drive, Branford, Connecticut, and DAVIS MARCUS PARTNERS, INC. ("BUYER"), a Massachusetts corporation limited liability company with an address of c/o One Appleton Street, Boston, Massachusetts 02116 Attention: Jonathan G. Davis and Paul R. Marcus, and is joined in by LAWYERS TITLE INSURANCE COMPANY (the "TITLE COMPANY") in its capacity as escrow agent, with an address at 185 Asylum Street, Hartford, Connecticut 06103-3402.

                                    AGREEMENT


         In consideration of the covenants and provisions contained herein, the parties agree as follows:

ARTICLE I       Description of Premises.


         Section 1.1 Description of Premises. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions of this Agreement, the real property commonly known as 44 East Industrial Road, Branford, Connecticut and described on EXHIBIT A attached hereto (the "LAND"), together with: (i) the appurtenances thereto, including, without limitation, all easements, rights-of-way, privileges, licenses, and other rights and benefits belonging to, running with, or in any way relating to the Land; (ii) all right, title and interest of Seller in and to any land lying in the bed of any street, road or highway, opened or proposed, in front of or abutting or adjoining the Land; (iii) all buildings, structures and other improvements situated upon the Land and all fixtures, systems and facilities owned by Seller and located on the Land, other than those fixtures listed on EXHIBIT B attached hereto and made a part hereof; and (iv) all of Seller's right, title and interest, if any, in all warranties and guaranties relating to the Premises, to the extent Buyer is required to maintain the Building component which is the subject of such warranty pursuant to the New Lease defined in Section 1.2 herein; all licenses, permits and approvals relating to the Premises, and all contract rights (to the extent related to the ownership and not the business operation of the Premises by Tenant and if relating to ownership only, then only as assumed by Buyer pursuant to the terms and the conditions of this Agreement) (the "INTANGIBLE PROPERTY"). Notwithstanding the foregoing transfer of contract rights, it is understood that certain contracts which deal with the maintenance of the Property for which Seller shall continue to be obligated to perform under the "New Lease," as hereinafter defined, shall not be subject to Buyer's assumption or termination rights described in Section 3.3. Collectively, all of the items described in this Section are referred to herein as the "PREMISES."

         Section 1.2 New Lease. Subject to the Closing of the sale of the Premises pursuant to this Agreement, Seller and Buyer agree to enter into a lease (the "NEW LEASE") of the entire space within the building located on the Premises (the "BUILDING") which comprises approximately 24,000 square feet on the terms and conditions contained in the form of New Lease attached hereto as EXHIBIT C and made a part hereof. The rents due under the New Lease shall begin on the date of Closing. At Closing, Seller shall execute and deliver to Buyer a tenant estoppel certificate with respect to the New Lease (the "TENANT ESTOPPEL") which Tenant Estoppel shall be in the form attached hereto as EXHIBIT D, together with such commercially reasonable changes that may be required by Buyer's mortgage lender and a subordination, non-disturbance and attornment agreement in a form to be mutually and reasonably acceptable to Seller, Buyer and Buyer's lender (the "SNDA"), provided, however, that such lender shall not be required to assume Landlord's obligation to construct the "Additional Space," defined in the New Lease, nor have any responsibility or obligation with respect to the "Existing Leases," as defined in the New Lease, if such lender becomes the owner of the Property. Buyer and Buyer's lender shall counter-execute the
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SNDA and Buyer shall deliver the same to Seller at Closing in accordance with
Article X hereof. In addition, Buyer and Seller shall execute a notice of lease in recordable form to be delivered at Closing ("Notice of Lease").

ARTICLE II      Purchase Price and Escrow of Deposit.

         Section 2.1 Purchase Price. The purchase price (the "PURCHASE PRICE") to be paid by Buyer to Seller for the Premises is THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), payable in accordance with the provisions of Section
2.2 as follows:

                 (a) FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) (the "INITIAL DEPOSIT") by wire transfer to the Title Company, as escrow agent (the "ESCROW AGENT") delivered on or before 5:00 p.m. on the second (2nd) business day following the date that Seller and Buyer deliver to Buyer/Escrow Agent a fully-executed Agreement. The date on which this Agreement is executed by the later to sign of Buyer or Seller shall be deemed the "Effective Date". The Deposit will be held by the Escrow Agent pursuant to the provisions of Section 2.3.

                 (b) ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000) ("SECOND DEPOSIT") by wire transfer in same manner as above, to be delivered on or before 5:00 p.m. on the second (2nd) business day following the last day of the "Due Diligence Period," as hereinafter defined. The Initial Deposit and the Second Deposit shall hereinafter be deemed the "Deposit."

                 (c) The balance of the Purchase Price, as adjusted by the prorations and credits specified in Section 2.3(a) and Article XI below, paid and delivered on the Closing Date (as defined in Section 5.1).

         Section 2.2 Acceptable Funds. All monies payable under this Agreement, unless otherwise specified herein, shall be paid by immediately available funds, either wired to an account designated in writing by Seller.

         Section 2.3 Escrow of Deposit.

                 (a) The Deposit shall be delivered to the Escrow Agent. The Escrow Agent shall hold the proceeds thereof in escrow in an interest-bearing bank account (or as otherwise agreed in writing by Seller, Buyer and the Escrow Agent) until the Closing or earlier termination of this Agreement and shall pay over or apply the Deposit in accordance with the terms of this Agreement. Any interest earned on the Deposit shall automatically be deemed part of the Deposit. At the Closing, the Escrow Agent shall pay the Deposit to Seller and the full amount of the Deposit and any interest earned thereon shall be credited against the Purchase Price. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Deposit, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive a written objection within such ten (10)-business day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Deposit until otherwise directed by written instructions from Seller and Buyer or a final judgment of a court. The Escrow Agent shall, however, have the right at any time to deposit the Deposit with a Clerk of the Superior Court for the Judicial District of New Haven, giving written notice of such deposit to Seller and Buyer. Upon such deposit the Escrow Agent shall, however, be relieved and discharged of all further obligations and responsibilities hereunder.

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                 (b) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable counsel fees, incurred in connection with performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by the Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on its part. The Escrow Agent has acknowledged acceptance of these provisions by signing in the place indicated on the signature page of this Agreement.

                 (c) Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the Deposit, the Premises or the subject matter of this Agreement unless requested to do so by Buyer or Seller and is indemnified to its satisfaction against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectibility of any check delivered in connection with this Agreement. Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.

                 (d) Escrow Agent reserves the right to resign from its duties hereunder at any time, provided that thirty (30) days' prior written notice shall be given to the other parties hereto. At the end of such thirty (30)-day period, Escrow Agent shall pay the Escrow Amount over to the new escrow agent which shall become the Escrow Agent hereunder, and the former Escrow Agent shall thereupon have not further duties hereunder.

ARTICLE III     Due Diligence Period.

         Section 3.1 Buyer's Investigation.

                 (a) The "CANCELLATION DATE" shall be forty-five (45) days after the Effective Date, AS TO WHICH DATE TIME SHALL BE OF THE ESSENCE. The period between the Effective Date and the Cancellation Date (and inclusive of the Cancellation Date) is referred to herein as the "DUE DILIGENCE PERIOD."

                 (b) Subject to Section 9.1, Buyer shall promptly commence and diligently pursue its investigation of the Premises and shall use diligent efforts to complete such investigation prior to the Cancellation Date. Buyer may terminate this Agreement (for any reason or no reason at all in its sole discretion) by delivering written notice to Seller on the Cancellation Date. Promptly following such termination, Buyer shall return to Seller the due diligence materials delivered to Buyer by or on behalf of Seller. Buyer shall provide Seller with copies of any final studies, reports or test results relating to the Premises obtained by or on behalf of Buyer subject to Seller's payment of its cost to obtain the same and Seller's compliance with the confidentiality requirements of such agreement. Seller agrees that Buyer shall deliver such reports without any representation or warranty concerning the accuracy, completeness, methodology of preparation thereof. If Buyer shall not terminate this Agreement by notice on or before 5:00 p.m. on the Cancellation Date, this Agreement shall remain in full force and effect.

                 (c) Within five (5) business days after the Effective Date, Seller shall provide to Buyer copies of the following, if any, to the extent they are in Seller's possession and relate to the Premises: (i) all surveys, plot plans and site plans; (ii) all title insurance policies and title documents; (iii) a current real estate tax bill; (iv) any environmental studies and reports with respect to the property in

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possession of Seller. Subject to Section 9.1; and (v) all of the items (in
Seller's possession) which are listed in that letter from Buyer to Mr. J. Richard Lee, Principal, OR & L Commercial, 2 Summit Place, Stamford, CT 06405 dated April 23, 2007, a copy of which is attached hereto as EXHIBIT E. Buyer shall have the right to inspect at the offices of Seller at the Premises, to the extent they are in Seller's possession or control and relate to the Premises: all engineering reports and information regarding utility locations, plans and specifications, construction warranties and guaranties. Seller expressly disclaims any representations and warranties with respect to any and all information (prepared by third parties) provided by Seller pursuant to this Section, and Buyer shall have no privity with the third parties who prepared the information.

         Section 3.2 Confidentiality. Buyer shall use all proprietary information concerning the Premises provided to Buyer by Seller, excluding information that is available to the general public or from sources other than Seller (collectively, the "CONFIDENTIAL INFORMATION") only for purposes of evaluating the Premises in connection with its purchase thereof in accordance with the terms of this Agreement (and, if the Closing occurs, in connection with its ownership of the Premises). Notwithstanding the foregoing: (i) Buyer may disclose the Confidential Information to its owners, legal counsel, accountants, lenders, potential investors, regulatory authorities and similar third parties that need to review the Confidential Information in connection with Buyer's purchase of the Premises in accordance with the terms of this Agreement; and
(ii) Buyer may disclose the Confidential Information to the extent that such disclosure is required by law or court order or by discovery rules in any legal proceeding, provided Buyer shall first provide written notice thereof to Seller. Notwithstanding the foregoing, Buyer's obligations under this Section 3.2 shall terminate on the Closing Date if the parties consummate the sale of the Premises; provided, however, in the event that either party terminates this Agreement prior to the Closing Date, then Buyer's obligations under this Section
3.2 shall continue for twelve (12) months following such date of termination of this Agreement. The provisions of this subsection shall survive the termination of this Agreement.

ARTICLE IV      Environmental.

         Section 4.1 Environmental Release and Indemnifications. Buyer shall indemnify, and hold Seller harmless, from and against any and all liability, loss, suits, claims, actions, causes of action, remediation orders, proceedings, demands, costs, penalties, damages, fines and expenses, including, without limitation, attorneys' fees, consultants' fees, laboratory fees, remediation costs, and the costs and expenses of investigation and defending any claims or proceedings, resulting from, attributable, or Environmental Liability arising from or related to the release of Hazardous Substances at, on, or from the Premises that arises or results from the activities of Buyer or its employees, agents, contractors or consultants during the Due Diligence Period. The terms and provisions of this Article IV shall survive termination of this Agreement or delivery of the Deed, as applicable.

         Section 4.2 Hazardous Substances. In this Agreement, "HAZARDOUS SUBSTANCES" means any hazardous or toxic waste, substance or material, pollutant or contaminant, as deemed for purposes of the Comprehensive Environmental Response, Compensation and Liability Act Of 1990 (42 U.S.C. Sections 9601 ET SEQ.), as amended (CERCLA) or the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 ET SEQ.), as amended (RCRA), or any other federal, state or local law, ordinance, rule or regulation applicable to the Premises, or any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, radon gas, urea formaldehyde, asbestos, lead or electromagnetic waves.

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ARTICLE V       Closing.

         Section 5.1 Date, Place and Time of Closing. The closing (the "CLOSING") of transfer of title to the Premises pursuant to this Agreement shall occur on or before thirty (30) days after the expiration of the Due Diligence Period (the "CLOSING DATE"). TIME IS OF THE ESSENCE WITH RESPECT TO THE CLOSING DATE. The Closing shall be held at the offices of the Escrow Agent by means of a customary escrow closing arrangement commencing at 10:00 a.m.

ARTICLE VI      Condition of Title.

         Section 6.1 Marketable Title. At the Closing the Premises shall be conveyed by Seller to Buyer in fee simple. The Deed (as defined in Section 10.1) shall convey marketable title to the Premises, free from all encumbrances and encroachments from or on the Premises, except the items listed on EXHIBIT F, those matters approved by Buyer in accordance with Section 6.2, and such encumbrances or restrictions which do not render title unmarketable (collectively "PERMITTED ENCUMBRANCES"). The marketability of title shall be governed by the Connecticut Standards of Title. The Deed shall be in proper statutory form for recording and shall be duly executed, acknowledged and delivered by Seller at the Closing.

         Section 6.2 Title Review.

                 (a) Buyer shall cause to be prepared and delivered to Buyer and Seller on or before the expiration of the Due Diligence Period: (i) a current commitment for title insurance or preliminary title report (the "TITLE COMMITMENT") issued by a nationally recognized title company ("TITLE COMMITMENT"), and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Premises.

                 (b) Prior to the expiration of the Due Diligence Period, Buyer shall give notice (a "TITLE OBJECTION NOTICE") to Seller of the existence of any encumbrances, defects in title or matters appearing on any survey of the Premises obtained by Buyer (the "SURVEY") which are unacceptable to Buyer and that are not Permitted Encumbrances ("TITLE Objections"). Seller shall notify Buyer in writing within five (5) business days following the end of the Due Diligence Period whether Seller will attempt to cure any Title Objections identified by Buyer. If Seller fails to deliver such notice Seller shall be deemed to have elected not to cure such Title Objection. Seller shall have no obligation to remove any Title Objections, except for liens or mortgages of an ascertainable amount created by, under or through Seller ("SELLER'S LIENS"), which Seller's Liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), provided, that in addition to the Seller's obligation to remove Seller's Liens, if there is a third party attachment against the Property which is not due in whole or in part to the acts or omissions of Buyer, its agents, employees, contractors, licensees or subcontractors, and the amount of the claim which is the subject of the attachment is $50,000 or less, then Seller shall be obligated to either (i) remove the attachment if the same can be removed by incurring costs not to exceed $50,000; (ii) post a bond sufficient to permit a nationally recognized title company to insure over the attachment, or
(iii) delay the Closing up to sixty days in order to remove such attachment. If Seller elects to attempt to clear the title of defects other than Seller's Liens, then Seller shall have until the Closing to do so. If at the Closing Seller is unable to convey title to the Premises free and clear of such encumbrances or defects as to which Buyer has objected, Buyer shall have the option either of accepting such title as Seller can convey or of terminating this Agreement by giving notice of such termination to Seller, in which event the Deposit shall be returned to Buyer and neither Buyer nor Seller shall have any further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement.

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                 (c) If, at any time subsequent to the date of the Title
Commitment or Survey, Buyer receives notice of any other exceptions to title arising after the date of the Title Commitment or Survey, Buyer shall provide Seller with written notice and a copy of any such exception (the "ADDITIONAL TITLE EXCEPTION") within three (3) business days following Buyer's discovery thereof. In the event that such Additional Title Exceptions render title unmarketable as described in Section 6.1 or materially interfere with the present use of the Premises and reasonable access thereto (and do not otherwise constitute Permitted Encumbrances), Buyer shall, within three (3) business days following notice to Seller of the existence of such Additional Title Exceptions, provide Seller with written notification in the form of a Title Objection Notice that such Additional Title Exceptions are unacceptable to Buyer due to the criteria above, and the same shall be deemed to be Title Objections. The rights and obligations of Seller and Buyer with respect to any Additional Title Exceptions shall be the same as those applicable to Title Objections in Section 6.2(b).

ARTICLE VII     Representations and Warranties.

         Section 7.1 Execution and Delivery. Each of Buyer and Seller represents and warrants to the other that the execution and delivery of this Agreement by the persons so acting on Buyer's or Seller's behalf, respectively, have been authorized by all necessary formal action of each party, and this Agreement is the legal, valid and binding obligation of each party respectively, enforceable in accordance with its terms.

         Section 7.2 Seller's Representations. To induce Buyer to enter into this Agreement and to consummate the purchase of the Premises, Seller hereby makes the following representations as of the Effective Date (which shall also be true and correct as of the Closing Date):

                 (a) Leases. There are no leases, tenancies, licenses or other agreements or rights of occupancy for use of any portion of the Premises, except Seller's obligation to execute and deliver the New Lease at Closing.

                 (b) Contracts. There are no management, service, utility or other agreements with respect to or affecting the Premises, and Seller will not enter into any such agreements prior to Closing that would affect or encumber the Premises after the Closing.

                 (c) No Litigation. There is no action, suit or proceeding pending against or affecting Seller (with respect to the Premises) or the Premises or any portion thereof, or relating to or arising out of the ownership, management or operation of the Premises, in any court or before or by any governmental or public department, commission, board, bureau or agency or other instrumentality, that affects Seller's ability to consummate the Closing, Seller's ability to perform its obligations hereunder or the ownership or operation of the Premises; and, to Seller's knowledge, no such action, suit or proceeding has been threatened.

                 (d) Governmental Notices. Seller has not received any written notice of any zoning, planning, moratorium, condemnation proceeding or proceedings or agreement in the nature of eminent domain or for the dedication of any part of the Premises to any public or quasi-public agency in connection with the Premises (collectively, a "TAKING"), and no such proceeding or agreement is contemplated.

                 (e) No Conflicts. Seller is a corporation, duly formed, legally existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in the State of Connecticut. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been duly authorized by all necessary action on the part of Seller; (ii) do not

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require governmental or other consent; (iii) will not result in the breach of any agreement to which Seller is a party or is otherwise bound; and (iv) does not require approval of a third party.

                 (f) Bankruptcy. None of the following have occurred with respect to Buyer as of the Effective Date: (i) the commencement of a case under Title 11 of the United States Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law;
(ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (vi) a dissolution or liquidation.

                 (g) Consents. No authorization, consent, or approval of any governmental authority (including courts) or any third party is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

                 (h) Non-Foreign Person. Seller is not a "foreign person" or "disregarded entity" as defined in Section 1445 of the Code; and Seller's taxpayer identification number is 06-1123096.

                 (i) Patriot Act. Neither Seller nor any individual (or entity having an interest in Seller) is a person nor entity either (a) described by
Section 1 of the Executive Order (No. 13,224) Blocking Premises and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), or (b) is listed on the current list of Specially Designated Nationals and Blocked Persons issued by the U.S. Department of the Treasury, and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

                 (j) No Rights to Purchase. Seller has not granted any person any right, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Premises.

                 (k) Governmental Violations. Seller has not received any written notice from any federal, state or local governmental authorities alleging any violation of any building, zoning, fire, health, life safety, environmental, disability access laws with respect to the Seller or the Premises. To Seller's knowledge, Seller is in compliance with all applicable laws with respect to its business operations at the Premises and has obtained all required governmental permits and licenses to occupy the Premises and conduct its business operations and all such permits and licenses are currently in full force and effect.

                 (l) Liens; Corrective Notices. Seller has not received any written notice of: (a) any pending improvement liens to be made by any governmental authority with respect to the Premises; and/or (b) any requirement for the correction of any condition with respect to the Premises or of any violations or alleged violations of building, fire or safety codes or zoning ordinances, or any other applicable law, including, without limitation, the Americans with Disabilities Act of 1990, as amended with respect to the Seller or the Premises. In the event that Seller receives notice of a zoning or building code violation requiring corrective action issued after the Effective Date, Seller shall promptly notify Buyer thereof in writing.

                 (m) Seller's Environmental Reports. Set forth on EXHIBIT G annexed hereto is a true and complete list of all the environmental reports and test results obtained by Seller with respect to the Premises or any part thereof (the "SELLER'S ENVIRONMENTAL REPORTS"). True, correct and complete copies of Seller's Environmental Reports have been delivered to Buyer. In addition thereto, Seller has delivered or made available to Buyer (without representation or warranty, express or implied) true and complete copies of all third party reports in its possession or control related to physical conditions affecting and/or Hazardous Substances located on, in or at the Premises.

                 (n) Underground Storage Tanks; Establishment. Seller has not installed or abandoned any underground storage tanks at the Premises; and to Seller's knowledge, there are not any underground storage tanks located at the Premises. Seller has not received any notice from any governmental authority or other person that the Premises or any portion thereof constitutes an "establishment" under the Connecticut Transfer Act.

                 (o) Remediation Activities. There is no work currently being performed at the Premises by Seller or at the direction of Seller in order to remediate or remove Hazardous Substances, (or to sample or monitor the groundwater or soil at the Premises) and, to Seller's knowledge, Seller has not received any written notice from any governmental authority or other person stating or alleging that any condition or circumstances exist at the Premises that violates any environmental law.

                 (p) Environmental Compliance Notices. Except to the extent expressly set forth in the Environmental Reports, Seller has not received any summons, citation, directive, letter or other communication, from the United States Environmental Protection Agency, the State of Connecticut Department of Environmental Protection or any other federal, state or municipal authorities concerning any defect, deficiency, or violation with respect to the environmental condition of the Premises. Seller has not entered into any material commitments or agreements with any governmental authorities affecting the Premises that are not a matter of public record at the registry of deeds for the Real Premises.

                 (q) Certificates of Occupancy. To Seller's knowledge, there are no outstanding building permits for work done at the Premises by Seller that have not been "closed out" by issuance of a corresponding certificate of occupancy for such work.

                 (r) Permits. Seller has delivered or made available to Buyer true and complete copies of all permits, licenses and approvals in Seller's possession or control and relating to the ownership and operation of the Premises (the "PERMITS"). To Seller's knowledge, the Permits are in full force and effect and free from material default.

                 (s) Insurance Notices. Seller has received no written notice or citation from any insurance company or bonding company of any defects or inadequacies in the Premises or any part thereof, which would adversely affect the insurability of the same or of any termination or threatened termination of any policy of insurance or bond.

                 (t) Assessments. To Seller's knowledge, except to the extent contained in any of the Permitted Encumbrances, no portion of the Premises is subject to or is affected by any special assessment, whether or not there is presently a lien thereon, and Seller has not received any written notice that such assessment has been proposed.

         Section 7.3 Knowledge. As used in this Agreement or in any other agreement, document, certificate or instrument, delivered by Seller to Buyer, the phrase "to Seller's knowledge" or any similar phrase shall mean the actual, not constructive or implied, knowledge of Jeffrey A. Baird, Chief Financial Officer and Zachary Curello, Head of Facilities.

         Section 7.4 Premises Conveyed "AS IS".

                 (a) Except as specifically set forth in this Agreement and subject to Seller's representations, warranties and agreements under the New Lease, Buyer shall accept the Premises "AS

IS" "WHERE IS". Except as specifically set forth in this Agreement, Seller has not made and is not now making, and specifically disclaims, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to the Premises, including, but not limited to, warranties, representations or guaranties as to: (i) matters of title; (ii) environmental matters (i.e., any matter arising out of, relating to, or resulting from the existence at or release of a Hazardous Substance or with regard to protecting of the environment, human health, sanitation, or Hazardous Substances at, on, or from the Premises) relating to the Premises or any portion thereof; (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage of past and/or future earthquakes; (iv) whether, and to the extent to which the Premises or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard; (v) drainage; (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any under shoring; (vii) zoning to which the Premises or any portion thereof may be subject; (viii) the availability or sufficiency of any utilities to the Premises or any portion thereof including, without limitation, water, sewage, gas and electric; (ix) usage of adjoining property; (x) access to the Premises or any portion thereof; (xi) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Premises or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Premises or any part thereof; (xii) the presence of Hazardous Substances (as defined above) in or on, under or in the vicinity of the Premises; (xiii) the condition or use of the Premises or compliance of the Premises with any or all federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws; (xiv) any other matter affecting the stability or integrity of the real property; (xv) the potential for further development of the Premises; (xvi) the existence of vested land use, zoning or building entitlements affecting the Premises; (xvii) the merchantability of the Premises or fitness that Buyer has not relied on Seller's skill or judgment to select or furnish the Premises for any particular purpose, and that Seller makes no warranty that the Premises is fit for any particular purpose; or (xiii) tax consequences.

                 (b) Buyer has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller or any of its agents, except as specifically set forth in this Agreement or in the New Lease. Buyer represents that it is relying on its own expertise and that of Buyer's consultants in purchasing the Premises. As of the Closing Date, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer's inspections and investigations, except as provided by the New Lease. Buyer further acknowledges and agrees that, except as specifically set forth in this Agreement and in the New Lease, there are no oral agreements, warranties or representations, collateral to or affecting the Premises by Seller, any agent of Seller or any third party. The terms and conditions of this Section shall expressly survive the Closing and not merge with the provisions of any closing documents. Buyer has fully reviewed the disclaimers and waivers set forth in this Agreement with its counsel and understands the significance and effect thereof. Buyer shall be responsible to cure and correct all violations of laws and requirements of governmental authority that have been issued by governmental authority as of the Closing Date.

         Section 7.5 Buyer's Representations and Warranties. Buyer represents that as of the Effective Date (and which shall also be true and correct as of the Closing Date):

                 (a) None of the following have occurred with respect to Buyer

                             (i) the commencement of a case under Title 11 of
                 the United States

                 Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law;

                             (ii) the appointment of a trustee or receiver of
                 any property interest;

                             (iii) an assignment for the benefit of creditors;

                             (iv) an attachment, execution or other judicial
                 seizure of a substantial property interest;

                             (v) the taking of, failure to take, or submission
                 to any action indicating an inability to meet its financial obligations as they accrue; or

                             (vi) a dissolution or liquidation (the foregoing
                 representations are made to Buyer's knowledge to the extent that any of the foregoing actions are taken by third parties and not the Buyer or any affiliate of Buyer.

                 (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been duly authorized by all necessary action on the part of Buyer; (ii) do not require governmental or other consent; (iii) will not result in the breach of any agreement to which Buyer is a party or is otherwise bound; and (iv) does not require approval of a third party.

         Section 7.6 Knowledge. As used in this Agreement or in any other agreement, document, certificate or instrument, delivered by Buyer to Seller, the phrase "to Buyer's knowledge" or any similar phrase shall mean the actual, not constructive or implied, knowledge of David R. Hooke, Chief Financial Officer and Jonathan G. Davis, the Chairman of Buyer.

ARTICLE VIII    Conditions of Closing.

         Section 8.1 Buyer's Conditions.

                 (a) The obligations of Buyer under this Agreement are subject to the satisfaction at the time of the Closing of each of the following conditions (any one of which may be waived in whole or in part by Buyer at or prior to the Closing):

                             (i) All of the representations and warranties by
                 Seller set forth in Section 7.2 shall be true and correct in all material respects as of the Closing Date;

                             (ii) Seller shall have performed, observed, and
                 complied with all covenants, agreement and conditions required by this Agreement to be performed by Seller at or prior to the Closing;

                             (iii) The items to be delivered by Seller pursuant
                 to Article 10 or the other provisions of this Agreement shall have been delivered;

                             (iv) At Closing, Seller shall convey to Buyer the
                 fee simple, marketable title to the Premises, subject only to the Permitted Encumbrances;

                             (v) Subject to the casualty provisions set forth in
                 Article XIV (which provisions shall control), Premises are in the same condition as they were at the end of the Inspection Period, subject to changes that (A) are caused by the acts or omissions of Buyer or its agents or affiliates;

                 or (B) are a result of the operation of the Property in the normal course of business since the date hereof and in accordance with the terms of this Agreement and do not, individually or in the aggregate, have a material adverse effect on the value or operation of the Property;

                             (vi) There shall have been no material adverse
                 change, whether individually or in the aggregate, in the financial condition of Seller from that existing on the Effective Date; and

                             (vii) Buyer's mortgage lender shall have executed
                 and delivered the SNDA in accordance with Section 1.2 hereof, and in form and substance reasonably acceptable to Buyer and Seller.

            The conditions precedent set forth in this Section 8.1 are solely for the benefit of Buyer and may be waived only by the Buyer, which waiver may be granted or withheld by Buyer in its sole discretion. Without limiting and without prejudice to any of Buyer's other rights or remedies under this Agreement in the event any such failure or condition is the result of or arises out of Seller's default under this Agreement or if any condition precedent to Buyer's obligations under this Agreement has not been satisfied as of the Closing Date or waived by Buyer, then Buyer shall be entitled in its sole discretion to terminate this Agreement by giving Seller written notice to such effect, in which event the Deposit shall be paid to Buyer.

         Section 8.2 Knowledge of Buyer. Buyer shall promptly give Seller notice if it discovers, prior to the Closing Date, that any representation or warranty of Seller (whether or not to the best knowledge of Seller) is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder, or if it believes that Seller has otherwise failed to perform any covenant, agreement or condition required to be performed by Seller hereunder. Seller shall have the opportunity to cure any such defect prior to the Closing. If Seller shall fail to cure any such defect and Buyer shall elect to close, Seller shall thereafter have no liability to Buyer by reason of such defect or the damage resulting therefrom.

         Section 8.3 Seller's Conditions. The obligations of Seller under this Agreement are subject to the satisfaction at the time of the Closing of each of the following conditions (any one of which may be waived in whole or in part by Seller at or prior to the Closing):

                 (a) All of the representations and warranties by Buyer set forth in Section 7.5 shall be true and correct in all material respects as of the Closing Date.

                 (b) Buyer shall have performed, observed, and complied with all covenants, agreement and conditions required by this Agreement to be performed by Buyer at or prior to the Closing.

                 (c) The items to be delivered by Buyer pursuant to Article 10 or the other provisions of this Agreement shall have been delivered.

         Section 8.4 Knowledge of Seller. Seller shall promptly give Buyer notice if it discovers, prior to the Closing Date, that any representation or warranty of Buyer (whether or not to the best knowledge of Buyer) is inaccurate in any material respect, if it believes that Buyer has failed to deliver to Seller any document or material which it is obligated to deliver hereunder, or if it believes that Buyer has otherwise failed to perform any covenant, agreement or condition required to be performed by Buyer hereunder. Buyer shall have the opportunity to cure any such defect prior to the Closing. If Buyer shall fail to cure any such defect and Seller shall elect to close, Buyer shall thereafter have no liability to Seller by reason of such defect or the damage resulting therefrom.

ARTICLE IX      Operations Prior to the Closing.

         Section 9.1 Access by Buyer. During the Due Diligence Period, Buyer and its agents shall, upon at least 24 hours' prior written notice, be afforded access throughout the Premises and have the right to enter upon the Premises and the building and improvements thereon, for the purposes of inspection, the obtaining of such information and data as may be necessary to Buyer, and to make such environmental studies with respect to the Premises as Buyer may desire to ascertain the condition of the Premises. Buyer shall make and cause its agents to make diligent efforts not to materially interfere with the business of Seller and its use and enjoyment of the Premises. Buyer shall restore any disturbed areas and shall indemnify, defend and hold Seller harmless from any damage caused to the Premises by, and any claims made by Tenants resulting from, Buyer or its agents. If requested by Seller, any such access on the Premises shall be accompanied by a representative of Seller. Buyer shall maintain or cause to be maintained, at Buyer's expense, a policy of commercial general liability insurance, with a combined single limit of not less than $1,000,000 per occurrence, insuring Buyer and anyone who has access to the Premises on Buyer's behalf and/or performs any of the due diligence inspections against any injuries or damages to persons or property that may result from or are related to Buyer's and/or such Buyer's agents' entry upon the Premises. Buyer's restoration and indemnification obligations under this Section 9.1 shall survive the termination of this Agreement.

            Buyer, personally or through its principals, employees and authorized agents or representatives, shall be entitled to enter upon the Premises during normal business hours and to make such inspections, studies, surveys, tests, audits and analyses as Buyer deems necessary or advisable and to meet and communicate with Seller's representatives concerning the Premises, subject to the following limitations: (a) Buyer shall give Seller written or telephone notice at least one (1) business day before conducting any such inspections at the Premises, and a representative of Seller shall have the right to be present when Buyer or its representatives are on the Premises; (b) neither Buyer nor its representatives shall interfere with the use, occupancy, or enjoyment of any occupants of the Premises; and (c) Buyer will undertake any and all such activities in a manner reasonably calculated to cause the least amount of disruption to Seller's business operations at the Premises.

            Subject to the prior approval of Seller, which shall not be unreasonably withheld, delayed or conditioned, Buyer and its agents may conduct such physical testing, soil and groundwater testing and sampling at the Premises as necessary to complete its environmental evaluation, each in accordance with the current environmental engineering guidelines for such testing. In connection with any such environmental testing and sampling, the Buyer agrees to provide Seller with prior written notice of the scheduling, location and nature of such environmental testing. Seller agrees to: (a) provide Buyer and its environmental consultant its environmental manifests records and reports with respect to its operations at the Premises, (b) provide information concerning Hazardous Substances and oil use and handling practices at the Premises and environmental compliance and permitting history of the Premises; and (c) make available personnel with knowledge of the Premises and Seller's operations at the Premises for interview by Buyer's environmental consultant regarding the use, history, and physical characteristics of the Premises.

         Section 9.2 Operation of the Premises.

                 (a) Seller shall not, without the prior written consent of Buyer, materially alter the condition of the Premises prior to the Closing.

                 (b) Seller shall not, without Buyer's prior written consent,
(i) make any structural alterations or additions to the Premises, except as (a) may be required by law, or (b) as may be reasonably required for the prudent repair and maintenance of the Premises; (ii) change or attempt to change (or consent to any change in) the zoning or other legal requirements applicable to the Premises, (iii) cancel, amend or modify in any material respect any license or permit held by Seller with respect to the Premises, or (iv) enter into any lease or occupancy agreements affecting the Premises; or sell, transfer, encumber or change the status of title to all or any portion of the Premises;

                 (c) Seller shall maintain the Premises in substantially their present condition until the Closing, ordinary wear and tear excepted, subject to Articles 13 and 14 herein.


ARTICLE X       Items to be Delivered at Closing.

         Section 10.1 Seller's Items. At the Closing, Seller shall deliver to Buyer the following:

                 (a) Deed. A limited warranty (the "DEED") for the Premises, duly executed and acknowledged by Seller, and in proper form for recording, together with the necessary conveyance tax forms and checks in payment of all conveyance taxes.

                 (b) Resolutions; Title Company Affidavits, Etc. Such resolutions and title affidavits as Buyer's title insurance company may reasonably require, including, (i) an affidavit concerning mechanics' and materialmen's liens and parties in possession; (ii) a gap indemnity agreement; and (iii) corporate resolutions or other similar instruments with respect to the status and capacity of Seller and the authority of the person to persons who are executing the various documents on behalf of Seller in connection with the sale of the Premises;

                 (c) Certification Statement. A certified statement, executed by Seller, confirming to Buyer which of the representations and warranties set forth in Sections 7.1 and 7.2 herein are true and correct, as if such warranties and representations were given on the Closing Date.

                 (d) Non-Foreign Affidavit. A completed "non-foreign affidavit", signed by Seller and meeting the requirements of Section 1445(b)(2) of the Internal Revenue Code of 1954. Seller may take alternative actions to satisfy such statute and the regulations thereunder, provided same are reasonably acceptable to Buyer's title insurance company.

                 (e) Records. Copies or originals, when available, of all records and documents in the possession of Seller not previously delivered to Buyer relating to the construction, ownership, use, maintenance, operation or management of the Premises, including without limitation all architectural, mechanical, engineering and other plans and specifications, operating manuals, keys, surveys, percolation, soil, topographical and traffic studies and any environmental reports.

                 (f) Keys. Copies of all keys in Seller's possession or control to all locks at the Premises.

                 (g) Other Documents. Any other documents to be delivered by Seller pursuant to any other provisions of this Agreement.

                 (h) Bill of Sale. An "as is" bill of sale and general assignment for Intangible Property of Seller located at, or related to, the Premises which is part of the sale. It is understood that there is no sale of personal property with respect to this Agreement.

                 (i) New Lease. Four (4) original counterparts of the New Lease in the form of EXHIBIT C attached hereto duly executed by Seller; two (2) original Tenant Estoppels in the form of

EXHIBIT D attached hereto duly executed by Seller; and three (3) original counterparts of the agreed-upon form of the SNDA duly executed by Seller;

                 (j) Assignment of Warranties. Subject to the provisions of
Article I, an assignment of all unexpired contractual warranties and guaranties provided to Seller by any third parties with respect to the Improvements (together with the written consents of such third parties if required by the terms of the warranty or guaranty);

                 (k) Exchange Documents. All documents required to be executed delivered in connection with any Section 1031 Exchange pursuant to Section 18.3 hereof.

                 (l) Closing Statement. An original counterpart of the Closing Statement, duly executed by Seller.

                 (m) Notice of Lease. A Notice of Lease pursuant to Article I.

         Section 10.2 Buyer's Items.

                  At the Closing, Buyer shall deliver to Seller the following:

                 (a) Purchase Price. The balance of the Purchase Price pursuant to Section 2.1(c).

                 (b) Certification Statement. A certified statement, executed by Buyer, confirming to Seller which of the representations and warranties set forth in Sections 7.5 herein are true and correct, as if such warranties and representations were given on the Closing Date.

                 (c) Other Documents. Any other documents to be delivered by Buyer pursuant to any other provision of this Agreement.

                 (d) Lease. Four (4) original counterparts of the New Lease in the form of EXHIBIT C hereto duly executed by Buyer; two (2) original counterparts of the agreed-upon form of SNDA duly executed by Buyer and Buyer's mortgage lender.

                 (e) Closing Statement. An original counterpart of the Closing Statement, duly executed by Buyer.

                 (f) Notice of Lease. A Notice of Lease pursuant to Article I, duly executed by Buyer, in recordable form.

                 (g) Amendment to Lease. Four (4) original counterparts of an amendment to Lease dated December 1, 2004 by and between DIV Branford, LLC, successor-in-interest to Tiffany Associates, L.L.C. of certain premises in a building known as 34 East Industrial Road ("34 Lease"), which amendment shall provide Seller, as tenant, the right to extend the 34 Lease for a five-year period, with Base Rent to increase 3% per annum and with an early termination provision to coincide with the delivery of the "Expansion Premises," as defined in the New Lease. Such amendment shall be in a reasonable form mutually acceptable to Seller and Buyer.

                 (h) Financial Information. A statement of the net worth and liquidity of the principals of the Buyer, as of the Closing Date, certified by such principals and the Chief Financial Officer of the Buyer, in the form attached hereto as EXHIBIT H.

ARTICLE XI      Taxes; Apportionments.

         Section 11.1 Real Estate Taxes and Assessments.


                 (a) Real estate taxes (on the basis of the uniform Fiscal Year Calculation Method) on the Premises; and all utilities consumed at the Premises shall be apportioned pro rata between Seller and Buyer on a per diem basis as of the Closing Date and thereafter assumed and paid by Buyer, subject to the terms and conditions of the New Lease.

                 (b) If on the Closing Date the Premises or any part thereof is affected by a governmental assessment that is payable in installments, the current installment shall be prorated on a per diem basis as of the Closing Date and Buyer shall pay any future installments.

                 (c) All other items of accrued or prepaid income from and expenses of, the Premises shall be prorated on an accrual basis as of the Closing Date on the basis of the most recent ascertainable amounts of or other reliable information with respect to each such item.

                 (d) Buyer and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations to be made as of the Closing Date as complete and accurate as reasonably possible (the "CLOSING STATEMENT"), and the Closing Statement shall be the basis for adjusting the Purchase Price. Any corrections to the Closing Statement shall be made by the parties with due diligence and cooperation within ten (10) business days following the Closing Date, by prompt cash payment to the party to which there is a net amount due as a result of such correction from the other party. For purposes of all prorations provided for herein, Seller shall be responsible for all days up to and including the day immediately preceding the Closing Date, and Buyer shall be responsible for all days thereafter.

         Section 11.2 Conveyance Taxes; Closing Costs. Seller shall pay all transfer and conveyance taxes and the cost of any instruments necessary to discharge any Seller's Liens and any Title Objections that are subject to discharge by Seller by the terms of this Agreement. Buyer shall pay for the cost of recording the deed and for its title insurance and survey, if any. Seller and Buyer shall share equally the Escrow Agent's charges for its escrow services in connection with this Agreement.

ARTICLE XII     Brokerage.

         Section 12.1 Identity and Indemnification. Each of Buyer and Seller represent and warrant to the other that it has not dealt with any broker in connection with the Premises and the transactions described herein other than O,R&L Commercial (the "BROKER"). Each party agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, that the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, other than the Broker, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings, discussions or agreements with the indemnifying party. Seller shall pay the Broker a commission pursuant to a separate written agreement. The obligations and representations contained in this Section shall survive the termination of this Agreement and the Closing.

ARTICLE XIII    Eminent Domain.

         Section 13.1 Buyer's Options. If Seller receives notice of a Taking or proposed Taking prior to the Closing, Seller shall promptly deliver a copy of such notice to Buyer. If all or any material part of the Premises has been or is Taken prior to the Closing, or if any proceeding for such a Taking has been or is commenced prior to the Closing or if notice of the contemplated commencement thereof has been or is given to Seller and/or Buyer prior to the Closing, Buyer shall have the right, at its sole option, to terminate this Agreement by notice to Seller within five (5) business days after receipt by Buyer of written notice of the Taking or the proposed Taking. If Buyer does not terminate this Agreement, the Closing shall occur as scheduled, the Purchase Price shall be reduced by the total of all awards or damages received prior to the Closing by Seller and any party claiming under or through Seller, and Seller and any party claiming under or through Seller shall, at the Closing, assign to Buyer all right, title and interest in and to all awards or damages to which Seller or such party may have become entitled or may thereafter be entitled by reason of any exercise of the power of eminent domain or condemnation with respect to or for the Taking of the Premises or any portion thereof. As used herein, a "material" Taking shall be a Taking the result of which is that (a) the Premises can no longer be used for Buyer's intended purposes; (b) involves any portion of the parking areas, driveways or any means of egress to, or egress from, the Premises; or (c) the Premises (or any portion thereof) constitutes a non-conforming use or a non-conforming improvement.

ARTICLE XIV     Casualty.

         Section 14.1 Immaterial Damage. If an immaterial part of the Premises is damaged by fire or other casualty, this Agreement shall not be affected thereby and there shall be no reduction in the Purchase Price. Seller shall assign to Buyer at the Closing and Buyer shall accept an assignment of all of the claims or rights of Seller and any party claiming under or through Seller under the insurance policy or policies on the Premises. If and to the extent that Seller (or such other party) shall have received the proceeds of any such claim prior to the Closing Date, Seller shall credit Buyer on the Closing Date with the actual amount of insurance monies collected by Seller and any party claiming under or through Seller with respect to such loss (together with the deductible amount stipulated in the insurance policy). In any event, the assignment or the proceeds shall be reduced by all costs reasonably incurred by Seller as a result of the damage, including without limitation counsel fees and costs of interim protection, appraisals, repair and restoration.

            If the insurance award is unavailable because it is unassignable by Seller or because Seller failed to keep the required insurance for the Premises in force at the time of the casualty, then the Purchase Price shall be decreased by either (as applicable): (a) the amount of the insurance proceeds that are payable to Seller (or the amount of such proceeds that are not assignable) plus the deductible amount, or (b) the amount of the insurance proceeds that or would have been so payable if Seller had kept the required insurance in effect plus the deductible amount.

         Section 14.2 Material Damage. If all or a material part of the Premises is damaged by fire or other casualty, Buyer may cancel this Agreement by notice to Seller given not later than ten (10) business days after receipt of notice of such damage and, in such event, this Agreement shall be cancelled and terminated, neither party shall have any further rights against the other and the Escrow Agent shall refund to Buyer the Deposit. If Buyer shall not cancel this Agreement, the Closing shall occur as scheduled, and the provisions of
Section 14.1 herein shall control.

         Section 14.3 Definitions of Material and Immaterial. A material part of the Premises shall be deemed damaged by fire or other casualty only if the aggregate restoration costs, in the reasonable

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

opinion of an independent architect (that is a AIA member) designated by Seller (and reasonable approved by Buyer), exceeds $200,000.00. Otherwise the damage shall be deemed immaterial.

         Section 14.4 Maintenance of Insurance. Seller agrees to maintain through the Closing Date the insurance policy or policies presently in force with respect to the Premises or insurance equivalent in amount and coverage, which shall include "all risks of physical loss or damage" property insurance on a 100% replacement cost basis insuring the Premises.

ARTICLE XV      Default.

         Section 15.1 Seller's Remedy. If the Closing is not held by reason of Buyer's default, Seller's sole and exclusive remedy under this Agreement shall be to collect the Deposit from the Escrow Agent as liquidated damages. Seller hereby waives any right to recover the balance of the Purchase Price or any part thereof, or the right to pursue any other remedy permitted by law or equity against Buyer, including any right to collect any other damages from Buyer, or specific performance, provided that these provisions shall not be deemed to limit Buyer's obligations under any indemnity set forth herein. If Seller has performed its obligations under this Agreement (or is prepared to perform them at the Closing) and Buyer fails to purchase the Premises in accordance with the terms of this Agreement on the Closing Date, Buyer shall be deemed to be in default under this Agreement.

         Section 15.2 Return of the Deposit. If Buyer exercises any right of termination granted to Buyer under this Agreement, the Escrow Agent shall promptly pay to Buyer the Deposit, unless otherwise provided under the Purchase and Sale Agreement. If the Closing is not held by reason of Seller's default, Buyer's sole and exclusive remedy is either to: (a) terminate this Agreement by written notice thereof delivered to Seller (in which case the Deposit shall promptly be returned to Buyer) and Seller shall reimburse Buyer for its reasonable out-of-pocket expenses paid or incurred to third parties (and reasonably documented) for services solely related to its due diligence investigations, the financing of the acquisition of the Premises by its mortgage lender and equity investors, counsel and its mortgage lender's counsel, (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement, or (c) bring an action to enforce specific performance of this Agreement by Seller. If Buyer has performed its obligations under this Agreement (or is prepared to perform them at Closing) and Seller fails to sell the Premises in accordance with the terms of this Agreement on the Closing Date, Seller shall be deemed to be in default under this Agreement.

ARTICLE XVI     Assignability.

         Section 16.1 Assignment and Assumption. Buyer shall have the right to assign this Agreement and its rights hereunder to an affiliate of Buyer; otherwise, Seller's prior written consent is required, which consent may be withheld in Seller's sole discretion. Any permitted assignee of Buyer shall be entitled to all of the rights and powers of Buyer hereunder. If Buyer assigns this Agreement, the named Buyer and the assignee shall jointly and severally be liable for any obligations of Buyer hereunder.

ARTICLE XVII    Notices.

         Section 17.1 Methods and Delivery.

                 (a) Except as otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be deemed to have been properly given, upon receipt or refusal, when delivered in person or by overnight or similar courier

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

service; or the date of the confirmed facsimile transmission when delivered by a facsimile transmission (if a copy is also sent on the same day by overnight courier service; or sent by registered or certified mail, postage pre-paid, return receipt requested, addressed to Seller at 44 East Industrial Drive, Branford, Connecticut 06405 Attention: Jeffrey A. Baird, Chief Financial Officer, with a facsimile number of 203-488-9438 and to Buyer at One Appleton Street, Boston, Massachusetts 02116 Attention: Jonathan G. Davis and Paul R. Marcus, with a facsimile of 617-451-3604 or to such other address as such party shall have specified most recently by like notice.

                 (b) At the same time any notice is given to Buyer, copies shall be sent as provided above to Davis Marcus Partners, Inc., 200 Connecticut Avenue, Norwalk, Connecticut 06854; Attention: David P. Fiore; facsimile number 203-866-1238.

                 (c) At the same time any notice is given to Seller, a copy shall be sent as provided above to Wiggin and Dana LLP, One Century Tower, 265 Church Street, New Haven, CT 06510, attn: Pamela P. Millman; facsimile number 203-782-2889.

                 (d) Notice to the Escrow Agent shall be sent as provided above to Lawyers Title Insurance Company, 175 Capital Boulevard, Suite 100, Rocky Hill, Connecticut 06067, Attn: Denis Caron, Esq., facsimile number 860-257-1488.

ARTICLE XVIII   Survival and Delivery of Deed.

         Section 18.1 Survival. Except as otherwise provided in this Agreement, the representations, warranties, covenants or other obligations of Seller or Buyer set forth in this Agreement shall survive the Closing.

         Section 18.2 Delivery of Deed. The delivery of the deed by Seller, and the acceptance thereof by Buyer, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller that are expressly stated in this Agreement to survive the Closing.

         Section 18.3 Like-Kind Exchange. Seller and Buyer each hereby acknowledge that the other (the "Exchanging Party") may now or hereafter desire to enter into a partially or completely nontaxable exchange (a "SECTION 1031 EXCHANGE") involving the Premises under Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. In connection therewith, and notwithstanding anything herein to the contrary, the non-Exchanging Party and (the "ACCOMMODATING Party") shall cooperate with the Exchanging Party and shall take, and consent to the Exchanging Party taking, any action in furtherance of effectuating a Section 1031 Exchange (including, without limitation, any action undertaken pursuant to Revenue Procedure 2000-37, 2000-40 IRB, as may hereafter be amended or revised (the "REVENUE PROCEDURE")), including, without limitation, (a) permitting the Exchanging Party or an "exchange accommodation titleholder" (within the meaning of the Revenue Procedure) ("EAT") to assign, or cause the assignment of, this Agreement and all of the Exchanging Party's rights hereunder with respect to any or all of the Premises to a "qualified intermediary" (as defined in Treasury Regulations
Section 1.1031(k)-1(g)(4)(iii)) (a "QI"); (b) permitting the Exchanging Party to assign this Agreement and all of the Exchanging Party's rights and obligations hereunder with respect to any or all of the Premises and/or to convey, transfer or sell any or all of the Premises, to (i) an EAT; (ii) any one or more limited liability companies ("LLCS") that are wholly-owned by an EAT; or (iii) any one or more LLCs that are wholly-owned by the Exchanging Party and/or any affiliate of the Exchanging Party and to thereafter permit the Exchanging Party to assign its interest in such one or more LLCs to an EAT; and (c) pursuant to the terms of this Agreement, having any or all of

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

the Premises conveyed by an EAT or any one or more of the LLCs referred to in
(b)(ii) or (b)(iii) above, and allowing for the consideration therefore to be paid by an EAT, any such LLC or a QI; provided, however, that (1) the Accommodating Party shall not be required to delay the Closing; (2) the Exchanging Party shall provide whatever safeguards are reasonably requested by the Accommodating Party, and not inconsistent with the Exchanging Party's desire to effectuate a Section 1031 Exchange involving any of the Premises, to ensure that all of the Exchanging Party's obligations under this Agreement shall be satisfied in accordance with the terms thereof and (3) the Exchanging Party shall pay all out of pocket expenses reasonably incurred by the Accommodating Party in connection with the Accommodating Party's obligations under this
Section 17.3.

ARTICLE XIX     Miscellaneous.

         Section 19.1 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope of intent of this Agreement or any of the provisions hereof.

         Section 19.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         Section 19.3 Entire Agreement; Governing Law; Counterparts; No Waiver. This Agreement (including the exhibits attached hereto) contains and constitutes the entire agreement of the parties with respect to the subject matter that it covers, shall be governed by and construed under the laws of the State of Connecticut and may not be changed orally. This Agreement may be executed in any number of counterparts, all of which evidence only one Agreement and only one of which need be produced for any purpose. A party may, in its sole discretion, waive any condition herein to consummate the Closing, but no consent or waiver, express or implied, by a party to or of a breach of any representation, covenant, condition, agreement or warranty of the other party shall be construed as a consent or waiver to or of any other breach of the same or any other representation, covenant, condition, agreement or warranty of the other party.

         Section 19.4 Further Assurances. Seller and Buyer shall perform such other acts and execute, acknowledge and deliver, at or subsequent to the Closing, such other instruments, documents, and other materials as the other party hereto may reasonably request and shall be necessary in order to effect the consummation of the transactions contemplated by this Agreement.

         Section 19.5 Binding Effect. Submission of this Agreement shall have no binding force and effect, nor shall it constitute an agreement to purchase or sell nor shall it confer any rights on Seller or Buyer or impose any obligations on either of them until execution and delivery of this Agreement by both parties.

         Section 19.6 Construction. Each provision of this Agreement has been mutually negotiated, prepared and drafted, each party has been represented by legal counsel, and in connection with the construction of any provision hereof or deletions herefrom no consideration shall be given to the issue of which party actually prepared, drafted, requested or negotiated any provision or deletion.

         Section 19.7 Counsel Fees and Damage. In the event of any litigation regarding the rights and obligations of the parties under this Agreement, the prevailing party shall be entitled to recover reasonable counsel fees, court costs and other direct litigation expenses. Neither party shall be liable for consequential or indirect damages.

         Section 19.8 Saturdays, Sundays, Legal Holidays. As used in this Agreement, the term "business day" shall mean any day of the week other than a Saturday and Sunday on which banking institutions in the State of Connecticut are open for business. If the time period by which any right, option, or election provided under this Agreement must be exercised or by which any acts or payments required hereunder must be performed or paid, or by which the Closing must be held, expires on a Saturday, Sunday, legal or bank holiday, then such time period shall be automatically extended to the next regularly scheduled business day.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                       SELLER:  CAS MEDICAL SYSTEMS, INC.



                                       By: /s/ Andrew Kersey
                                          --------------------------------------
                                          Name: Andrew Kersey
                                          Title: President and CEO

                                       BUYER:  DAVIS MARCUS PARTNERS, INC.



                                       By: /s/ Jonathan G. Davis
                                          --------------------------------------
                                          Name: Jonathan G. Davis
                                          Title: C.E.O

Escrow Terms Agreed to:

LAWYERS TITLE INSURANCE CORPORATION


By:  /s/ Denis R. Caron
     ----------------------------------
      Name: Denis R. Caron
            Vice President










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